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                                                                    Exhibit 10.3



                           TAX DISAFFILIATION AGREEMENT dated as of September 30, 1997 by and among GAYLORD ENTERTAINMENT COMPANY, a Delaware corporation ("GEC"), GAYLORD ENTERTAINMENT COMPANY, a Delaware corporation and a direct, wholly owned subsidiary of GEC ("New Gaylord"), and WESTINGHOUSE ELECTRIC CORPORATION, a Pennsylvania corporation ("Parent").


                  WHEREAS, GEC is the common parent of an affiliated group of corporations (the "GEC Group") within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the members of the GEC Group have heretofore joined in filing consolidated federal income Tax Returns;

                  WHEREAS, GEC expects, pursuant to the Agreement and Plan of Distribution dated as of September 30, 1997 (the "Distribution Agreement") by and between GEC and New Gaylord, to spin off to GEC's stockholders GEC's interest in certain assets. In furtherance of this plan, among other things, and as more fully set forth in the Distribution Agreement, GEC will (i) effect the recapitalization described in Article II of the Distribution Agreement and the restructuring transactions described in Article IV of the Distribution Agreement (together, the "Restructuring") and (ii) distribute (the "Distribution") on the Distribution Date (as defined below) to the holders of GEC Common Stock all of the outstanding shares of New Gaylord Common Stock (as defined below);

                  WHEREAS, on the day after the Distribution Date, G Acquisition Corp., a Delaware corporation and a wholly owned subsidiary ("Sub") of Parent, will merge with and into GEC with GEC surviving (the "Merger"), as contemplated by the Agreement and Plan of Merger dated as of February 9, 1997 (the "Merger Agreement") by and among GEC, Sub and Parent, pursuant to which the holders of GEC Common Stock (as defined below) will receive solely common stock of Parent in exchange for their GEC Common Stock;

                  WHEREAS, GEC and New Gaylord intend the Distribution to be a tax-free transaction under Section 355 of the Code, after which neither New Gaylord nor any of its Subsidiaries (as defined below) will be a member of the GEC Group for federal income tax purposes;

                  WHEREAS, GEC, Sub and Parent intend the Merger to be a reorganization within the meaning of Section 368(a)(1)(B) of the Code; and

                  WHEREAS, GEC and New Gaylord desire on behalf of themselves, their Subsidiaries and their successors to set forth their rights and obligations with respect to Taxes relating to taxable periods before and after the Distribution.



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                  NOW, THEREFORE, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

                  For purposes of this Agreement,

         1.1 "Acquired Business" shall mean the Retained Business, as defined in the Merger Agreement.

         1.2 "Acquired Group" shall mean, for any Post-Distribution Period, GEC and its Subsidiaries.

         1.3 "Ancillary Agreements" shall have the meaning set forth in the Distribution Agreement.

         1.4  "Code" shall have the meaning set forth in the Recitals.

         1.5 "Dispose" (and, with correlative meaning, "Disposition") shall mean pay, discharge, settle or otherwise dispose.

         1.6 "Distributed Business" shall mean the Entertainment Business, as defined in the Distribution Agreement.

         1.7  "Distribution" shall have the meaning set forth in the Recitals.

         1.8 "Distribution Agreement" shall have the meaning set forth in the Recitals.

         1.9 "Distribution Date" shall mean the last day on which, due to the Distribution, New Gaylord could be considered a member of the GEC Group for federal income Tax purposes.

         1.10 "Due Date" shall mean, with respect to any Tax Return or payment, the date on which such Tax Return is due to be filed with or such payment is due to be made to the appropriate Tax Authority pursuant to applicable law, giving effect to any applicable extensions of the time for such filing or payment.

         1.11 "Effective Time" shall have the meaning set forth in the Merger Agreement.

         1.12 "Final Determination" shall mean (1) the entry of a decision of a court of competent jurisdiction at such time as an appeal may no longer be taken from such decision or (2) the execution of a closing agreement or its equivalent between the particular taxpayer and the relevant Tax Authority.


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         1.13 "GEC" shall have the meaning set forth in the Preamble.

         1.14 "GEC Common Stock" shall have the same meaning as "Company Common Stock" set forth in the Distribution Agreement.

         1.15 "GEC Group" shall have the meaning set forth in the Recitals.

         1.16 "Merger" shall have the meaning set forth in the Recitals.

         1.17 "Merger Agreement" shall have the meaning set forth in the Recitals.

         1.18 "New Gaylord" shall have the meaning set forth in the Preamble.

         1.19 "New Gaylord Common Stock" shall have the meaning set forth in the Distribution Agreement.

         1.20 "New Gaylord Group" shall mean, for any Post-Distribution Period, the affiliated group of corporations (within the meaning of Section 1504(a) of the Code) of which New Gaylord is the common parent and which join in filing consolidated federal income Tax Returns.

         1.21 "NV" shall mean NV International, Inc., a Georgia corporation.

         1.22 "O&W" shall mean O&W Corporation, a Tennessee corporation.

         1.23 "Parent" shall have the meaning set forth in the Recitals.

         1.24 "Payee" shall have the meaning set forth in Section 4.7 hereof.

         1.25 "Payor" shall have the meaning set forth in Section 4.7 hereof.

         1.26 "Post-Distribution Period" shall mean any taxable period beginning after the Distribution Date (or, if the Effective Time occurs later than the day immediately following the Distribution Date, the last day that GEC is the common parent of the GEC Group) and, in the case of any Straddle Period, that portion of such Straddle Period that begins on the day immediately following the Distribution Date (or, if the Effective Time occurs later than the day immediately following the Distribution Date, the day immediately following the last day that GEC is the common parent of the GEC Group).

         1.27 "Pre-Distribution Period" shall mean any taxable period that ends on or prior to the Distribution Date (or, if the Effective Time occurs later than the day immediately following the Distribution Date, the last day that GEC is the common parent of the GEC Group) and, in the case of any Straddle Period, that portion of such Straddle Period ending on and including the Distribution Date (or, if the Effective Time occurs later than the day


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immediately following the Distribution Date, the last day that GEC is the common parent of the GEC Group).

         1.28 "Restructuring" shall have the meaning set forth in the Recitals.

         1.29 "Straddle Period" shall mean any taxable period that begins before or on and ends after the Distribution Date (or, if the Effective Time occurs later than the day immediately following the Distribution Date, any taxable period that begins before or on and ends after the last day that GEC is the common parent of the GEC Group).

         1.30 "Sub" shall have the meaning set forth in the Recitals.

         1.31 "Subsidiary" shall mean a subsidiary, as defined in the Merger Agreement.

         1.32 "Tax Attribute" shall mean any net operating loss, investment tax credit, foreign tax credit, or other credit, deduction or tax attribute (including basis).

         1.33 "Tax Authority" shall mean the Internal Revenue Service and any other state, local or foreign governmental authority responsible for the administration of Taxes.

         1.34 "Tax Claim" shall mean a notice of deficiency, proposed adjustment, assessment, audit, examination, suit, dispute or other claim with respect to Taxes or a Tax Return.

         1.35 "Taxes" (and, with correlative meaning, "Tax") means all taxes, charges, fees, levies, imposts, duties and other assessments, including, without limitation, income, gross receipts, excise, personal property, real property, sales, ad valorem, value-added, withholding, social security, occupation, use, service, service use, leasing, leasing use, license, payroll, franchise, transfer and recording taxes, fees and charges, imposed by any Tax Authority, whether computed on a separate, consolidated, unitary, combined or any other basis, together with any interest, fines, penalties and additional amounts attributable to, imposed on, or with respect to, any such taxes, charges, fees, levies, imposts, duties or other assessments, and interest thereon.

         1.36 "Tax Returns" (and, with correlative meaning, "Tax Return") shall mean all returns, reports, declarations, information, estimates, schedules, filings or documents (including any related or supporting information) filed or required by any Tax Authority to be filed with respect to Taxes, including, without limitation, all information returns, claims for refund, amended returns, declarations of estimated Tax, and requests for extensions of time to file any item described in this paragraph.

         1.37 "Transaction Agreements" shall have the meaning set forth in the Merger Agreement.



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         1.38 "Transfer Tax" shall mean any real property transfer Tax, sales
Tax, use Tax, stamp Tax, stock transfer Tax, or other similar Tax.

         1.39 "Underpayment Rate" shall mean the interest rate specified under
Section 6621(a)(2) of the Code.


                                   ARTICLE II

                      PREPARATION AND FILING OF TAX RETURNS

         2.1 Preparation of Pre-Distribution Period Tax Returns and Certain Straddle Period Tax Returns. New Gaylord, with the cooperation of Parent, GEC and any member of the Acquired Group (as provided for in Article VII hereof), shall prepare (or cause to be prepared) all Tax Returns with respect to any Pre-Distribution Period or Straddle Period that include GEC or any of its Subsidiaries (including all Tax Returns filed on a consolidated, combined or unitary basis). New Gaylord shall have sole discretion as to the positions in and with respect to any Tax Returns described in this Section 2.1 to the extent that such positions relate to a Pre-Distribution Period or the Restructuring.

         2.2 Filing of Certain Pre-Distribution Period Tax Returns. At least 20 days before the Due Date of any Tax Return which New Gaylord is required to prepare (or cause to be prepared) pursuant to Section 2.1 hereof and Parent, GEC or a member of the Acquired Group is required to file, New Gaylord shall deliver to GEC such Tax Return. Parent or GEC shall timely file (or cause to be filed) any such Tax Return as prepared by New Gaylord with the appropriate Tax Authority.

         2.3 Preparation and Filing of Certain Straddle Period Tax Returns. With respect to any Straddle Period Tax Return required to be filed by New Gaylord or any of New Gaylord's Subsidiaries with respect to which Parent or GEC is liable for any Tax shown to be due thereon pursuant to this Agreement, New Gaylord shall prepare (or cause to be prepared) such Tax Return and, at least 20 days prior to the Due Date thereof, shall deliver such Tax Return (or cause such Tax Return to be delivered) to GEC for its review, together with a statement showing in reasonable detail New Gaylord's calculation of any Taxes attributable to a Pre-Distribution Period. New Gaylord shall file such Tax Return, with GEC's prior written consent, which shall not be unreasonably withheld or delayed.

         2.4 Preparation and Filing of Post-Distribution Period Tax Returns. Except as set forth in this Article II, with respect to Post-Distribution Periods, New Gaylord shall not have any responsibility for preparing (or causing to be prepared) and timely filing (or causing to be timely filed) any Tax Return with respect to any member of the Acquired Group, and Parent shall not have any responsibility for preparing (or causing to be prepared) and timely filing (or causing to be filed) any Tax Return with respect to New Gaylord or any of its Subsidiaries.


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         2.5 Consistent Treatment. (a) Each Tax Return described in this Article
II shall be consistent with the rulings obtained from the Internal Revenue Service in connection with the Restructuring, the Distribution and the Merger (including any opinions of counsel of GEC or Parent in lieu of any rulings pursuant to the provisions of the Merger Agreement), and, to the extent not inconsistent with such rulings and any such opinions, with the Transaction Agreements.

         (b) In the absence of a controlling change in law and except as otherwise expressly required by this Agreement, each Tax Return described in
Section 2.1, 2.2 or 2.3 hereof shall be prepared on a basis that is consistent with the elections, accounting methods, conventions, practices and principles of taxation used for the most recent taxable periods for which Tax Returns for GEC or any of its Subsidiaries have been filed.

         2.6 Amended Returns and Claims for Refund. No member of the Acquired Group (or any entity that directly or indirectly controls GEC) shall amend a Tax Return or file a claim for Tax refund with respect to any Pre-Distribution Period of GEC or any of its Subsidiaries without the prior written consent of New Gaylord, which shall not be unreasonably withheld or delayed.

                                   ARTICLE III

                         PAYMENTS WITH RESPECT TO TAXES

         3.1 Payment of Taxes. (a) Except as set forth in Section 3.1(c) hereof, for all Taxes with respect to which Parent, GEC or a member of the Acquired Group is required to file Tax Returns pursuant to Section 2.2 hereof, New Gaylord shall pay GEC the amount of such Taxes relating to any Pre-Distribution Period at least 5 business days prior to the Due Date of the Tax Return reporting such Taxes.

         (b) Except as set forth in Section 3.1(c) hereof, for all Taxes with respect to which New Gaylord or any of its Subsidiaries is required to file Tax Returns pursuant to Section 2.3 hereof, Parent or GEC shall pay New Gaylord the amount of such Taxes relating to the Acquired Business for any Post-Distribution Period at least 5 business days prior to the Due Date of the Tax Return reporting such Taxes.

         (c) For all Taxes with respect to which Parent or GEC is required to file Tax Returns for O&W, NV or any of their Subsidiaries pursuant to Section
2.2 hereof, New Gaylord shall pay GEC New Gaylord's share of the amount, if any, of such Taxes, as determined pursuant to Article IV hereof, at least 5 business days prior to the Due Date of the Tax Return reporting such Taxes and include a statement showing in reasonable detail New Gaylord's calculation of such Taxes.

         3.2 Remittance of Taxes to a Tax Authority. Parent and New Gaylord, as the case may be, shall each remit or cause to be remitted in a timely manner to the appropriate Tax


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Authority all Taxes due in respect of any Tax for which it is required to file a
Tax Return pursuant to Article II hereof.

                                   ARTICLE IV

                                 INDEMNIFICATION


         4.1 Obligations of GEC. Parent, GEC and GEC's Subsidiaries shall indemnify and hold New Gaylord and New Gaylord's Subsidiaries harmless from and against the following:

         (a) except to the extent otherwise expressly provided in Sections 4.2(c), (d) and (e) hereof, any liability for Taxes attributable to the Acquired Business, any current member of the Acquired Group or any Subsidiary of any such member for any Post-Distribution Period, and any liability of any current member of the Acquired Group arising under the provisions of Treasury regulation section 1.1502-6(a) or comparable provisions of foreign, state or local law for any Post-Distribution Period;

         (b) any liability for Taxes relating to the Distribution, to the extent set forth in Section 4.3(a) hereof;

         (c) any liability for Taxes relating to GEC or any of its Subsidiaries or the Restructuring to the extent that New Gaylord has made a payment to Parent or GEC with respect thereto pursuant to Section 3.1 hereof; and

         (d) 33 percent of any liability for Taxes attributable to O&W, NV or any of their Subsidiaries for any Pre-Distribution Period other than Taxes incurred in the Restructuring, including any liability of any member of an "affiliated group" (within the meaning of Section 1504(a) of the Code) of which O&W or NV is the common parent arising under the provisions of Treasury regulation section 1.1502-6(a) or comparable provisions of foreign, state or local law for any Pre-Distribution Period.

         4.2 Obligations of New Gaylord. New Gaylord and New Gaylord's Subsidiaries shall indemnify and hold Parent, GEC and their respective Subsidiaries harmless from and against the following:

         (a) except to the extent otherwise expressly provided in Section 4.1(d) hereof and subject to the remaining provisions of Section 4.2 hereof, any liability for Taxes attributable to the Distributed Business, any current or former member of the GEC Group or any Subsidiary of any such member for any Pre-Distribution Period, including any liability of any member of the GEC Group or any of its Subsidiaries arising under the provisions of Treasury regulation section 1.1502-6(a) or comparable provisions of foreign, state or local law for any Pre-Distribution Period or any liability under a Pre-Distribution Period Tax sharing agreement;


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         (b) 67 percent of any liability for Taxes attributable to O&W, NV or any of their Subsidiaries for any Pre-Distribution Period other than Taxes incurred in the Restructuring, including any liability of any member of an "affiliated group" (within the meaning of Section 1504(a) of the Code) of which O&W or NV is the common parent arising under the provisions of Treasury regulation section 1.1502-6(a) or comparable provisions of foreign, state or local law for any Pre-Distribution Period or any liability under a Pre-Distribution Period Tax sharing agreement;

         (c) any liability for Taxes relating to the Distribution, to the extent set forth in Section 4.3(a) hereof;

         (d) any liability for Taxes incurred as a result of the Restructuring for any taxable period, provided, however, that if Parent, GEC or any of their respective Subsidiaries takes any action after the Closing Date (as defined in the Merger Agreement) which results in the incurrence of any such Taxes, Parent and GEC shall pay, and shall fully indemnify and hold harmless New Gaylord and its Subsidiaries from and against, such Taxes to the extent that they result from such action unless such action (i) is contemplated by the Transaction Agreements or (ii) is taken by Parent, GEC or any of GEC's Subsidiaries with the participation at that time of New Gaylord, any of its Subsidiaries or Edward L. Gaylord (in his capacity as a shareholder or a trustee); and

         (e) any liability for Taxes incurred solely as a result of a breach of the representations set forth in Section 4.01(m)(ix) of the Merger Agreement (determined by taking into account exceptions to such representations set forth in Section 4.01(m) of the Company Disclosure Schedule to the Merger Agreement), or in Sections 4.01(m)(x), (xi) or (xiii) of the Merger Agreement (in each case determined without regard to materiality, knowledge by New Gaylord, and any exceptions to such representations set forth in Section 4.01(m) of the Company Disclosure Schedule to the Merger Agreement), calculated as the amount of the excess of (x) the actual liability for Taxes of Parent and its Subsidiaries for the relevant taxable period over (y) the liability for Taxes of the Parent and its Subsidiaries for such period assuming such breach of representation had not occurred but with all other facts unchanged.

         4.3 Taxes Relating to the Distribution. Notwithstanding any other provision of this Agreement to the contrary,

         (a) New Gaylord and New Gaylord's Subsidiaries shall pay or cause to be paid, and shall fully indemnify and hold harmless Parent, GEC or any of their respective Subsidiaries from and against, all Taxes attributable to any member of the GEC Group or any Subsidiary of any such member resulting from the Distribution, including, without limitation, any Tax imposed pursuant to or as a result of Section 311 of the Code; provided, however, that if Parent, GEC or any of their respective Subsidiaries takes any action after the Closing Date (as defined in the Merger Agreement) which results in the incurrence of any such Taxes, Parent and GEC shall pay, and shall fully indemnify and hold harmless


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New Gaylord and its Subsidiaries from and against, such Taxes to the extent that they result from such action unless such action (i) is contemplated by the Transaction Agreements or (ii) is taken by Parent, GEC or any of GEC's Subsidiaries with the participation at that time of New Gaylord, any of its Subsidiaries or Edward L. Gaylord (in his capacity as a shareholder or a trustee).

         (b) If GEC or any of its Subsidiaries is required to recognize gain pursuant to Section 311 of the Code with respect to the Restructuring or the Distribution, then, to the extent permitted by law or regulation, Parent, GEC or the appropriate member of the Acquired Group or the appropriate Subsidiary of Parent, if so requested by New Gaylord, shall elect pursuant to Section 336(e) of the Code to treat the Distribution as a disposition of all the assets of New Gaylord, provided, however, that Parent, GEC or the appropriate member of the Acquired Group or the appropriate Subsidiary of Parent, as the case may be, shall not be required to file such election if such election would result in an actual increase in Tax liability to Parent and its Subsidiaries and New Gaylord does not fully indemnify Parent and its Subsidiaries from and against such Tax liability.

         4.4  Straddle Periods.

         (a) To the extent permitted by law or administrative practice, the taxable year of any member of the GEC Group or any of its Subsidiaries which includes the Distribution Date shall be treated as closing on (and including) the Distribution Date, provided, however, that if the Effective Time occurs later than the day immediately following the Distribution Date, the taxable year of any member of the Acquired Group or any of its Subsidiaries which includes the Distribution Date shall be treated as closing on (and including) the last day that GEC is the common parent of the GEC Group.

         (b) Where it is necessary pursuant to this Agreement to apportion between New Gaylord, on the one hand, and GEC and Parent, on the other hand, the Tax liability of an entity for a Straddle Period which is not treated under
Section 4.4(a) hereof as closing on the Distribution Date (or, if applicable pursuant to the principles set forth in Section 4.4(a) hereof, the last day that GEC is the common parent of the GEC Group), such liability shall be apportioned between the Pre-Distribution Period and the Post-Distribution Period on the basis of an interim closing of the books, except that Taxes (such as real property Taxes) imposed on a periodic basis shall be allocated on a daily basis.

         4.5 Tax Obligations Arising Under a Pre-Distribution Period Tax Sharing Agreement. Except as set forth in this Agreement, any and all existing Tax sharing agreements and practices regarding Taxes and their payment, allocation, or sharing between any member of the Acquired Group and any member of the New Gaylord Group or its Subsidiaries shall be terminated with respect to the New Gaylord Group as of the Distribution Date and no remaining liabilities thereunder shall exist thereafter.



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         4.6 Refunds and Tax Attributes. (a) New Gaylord shall be entitled to any refund of Taxes or the benefit of the utilization of any Tax Attribute of any member of the GEC Group attributable to any Pre-Distribution Period or the Distributed Business, and GEC shall be entitled to a refund for Taxes or the benefit of the utilization of any Tax Attribute attributable to the Acquired Business for any Post-Distribution Period. If the Acquired Group receives any refund of Tax to which New Gaylord is entitled pursuant to this Section 4.6 or utilizes any Tax Attribute of the GEC Group attributable to any Pre-Distribution Period, GEC shall promptly notify New Gaylord and shall pay the amount of any such refund or the benefit realized from such utilization within 5 days of the receipt of such refund or the realization of such benefit.

         (b) If Parent, any of its Subsidiaries or any member of the Acquired Group actually realizes a reduction of Taxes for any taxable period because it utilizes or claims a Tax Attribute as a result of an adjustment to the taxable income of a member of the GEC Group for a Pre-Distribution Period (including a Tax Attribute attributable to a Section 336(e) election pursuant to Section 4.3(c) hereof), Parent or GEC shall pay New Gaylord the amount of such reduction of Taxes within 5 days of the filing of the Tax Return in which such reduction of Taxes is actually realized. If, after Parent or GEC pays New Gaylord the amount of any reduction of Taxes pursuant to the immediately preceding sentence, there is (i) a Final Determination that results in the reduction or elimination in whole or in part of the reduction of Taxes that gave rise to such payment on the grounds that under applicable law the Tax Attribute that produced such reduction of Taxes did not in fact occur or arise (in whole or in part) or (ii) a subsequent event results in the reduction or elimination in whole or in part of the reduction of Taxes that gave rise to such payment, New Gaylord shall repay to GEC within 5 days of the payment of Tax in connection with the Final Determination or subsequent event that so reduced or eliminated the reduction of Taxes the amount of such Tax (excluding interest and penalties thereon) incurred by a member of the Acquired Group as a result of such Final Determination or subsequent event; provided, however, that the amount of any such repayment shall not exceed the amount of the reduction of Taxes relating to the same Tax Attribute which Parent or GEC first paid to New Gaylord pursuant to this Section 4.6(b) and provided, further that the provisions set forth above in this Section 4.6(b) shall continue to apply thereafter to the extent of any subsequent reduction or elimination of such Taxes or such payments.

         (c) If GEC or any of its Subsidiaries actually realizes a reduction of Taxes for a Pre-Distribution Period because it utilizes or claims a Tax Attribute as a result of an adjustment to the taxable income of a member of the Acquired Group for a Post-Distribution Period, New Gaylord shall pay GEC the amount of such reduction of Taxes within 5 days of the filing of the Tax Return in which such reduction of Taxes is actually realized. If, after New Gaylord pays GEC the amount of any reduction of Taxes pursuant to the immediately preceding sentence, there is (i) a Final Determination that results in the reduction or elimination in whole or in part of the reduction of Taxes that gave rise to such payment on the grounds that under applicable law the Tax Attribute that produced such reduction of Taxes did not in fact occur or arise (in whole or in part) or (ii) a subsequent event that


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results in the reduction or elimination in whole or in part of the reduction of
Taxes that gave rise to such payment, Parent or GEC shall repay to New Gaylord within 5 days of the payment of Tax in connection with the Final Determination or subsequent event that so reduced or eliminated the reduction of Taxes the amount of such Tax (excluding interest and penalties thereon) incurred by a member of the GEC Group as a result of such Final Determination or subsequent event; provided, however, that the amount of any such repayment shall not exceed the amount of the reduction of Taxes relating to the same Tax Attribute which New Gaylord first paid to GEC pursuant to this Section 4.6(c) and provided, further that the provisions set forth above in this Section 4.6(c) shall continue to apply thereafter to the extent of any subsequent reduction or elimination of such Taxes or such payments.

         (d) For purposes of this Agreement, when as a result of an action or event, a Tax benefit, a reduction of Taxes, or a Tax refund arises, the amount of such benefit, reduction or refund shall equal the amount of the excess of (x) the actual liability for Taxes of the person for the relevant taxable period over (y) the liability for Taxes of such person for such period assuming the action or event from which such benefit, reduction or refund arose had not occurred but with all other facts unchanged.

         4.7 Indemnification Payments. To the extent that a party (the "Payor") is required to make an indemnification payment to another party (the "Payee") pursuant to Section 4.1, 4.2 or 4.3 hereof, the Payor shall pay the Payee no later than 5 business days prior to the Due Date of the relevant Tax Return or 5 business days after the Payor receives the Payee's calculations of Payor's indemnification obligation hereunder, whichever occurs last, the amount of such indemnification obligation.

                                    ARTICLE V

                                   CARRYBACKS

         No member of the Acquired Group shall carry back any Tax Attribute arising in any Post-Distribution Period to any Pre-Distribution Period without the prior written consent of New Gaylord, which shall not be unreasonably withheld or delayed. GEC shall be entitled to retain any Tax benefits with respect to any permitted carryback of a Tax Attribute relating to the Acquired Business from a Post-Distribution Period to a Pre-Distribution Period. No member of the New Gaylord Group shall carry back any Tax Attribute arising in any Post-Distribution Period to any Pre-Distribution Period without the prior written consent of GEC, which shall not be unreasonably withheld or delayed. GEC shall forward to New Gaylord with respect to any permitted carryback of a Tax Attribute relating to the Distributed Business from a Post-Distribution Period to a Pre-Distribution Period (a) any refunds of Taxes received from a Tax Authority within 5 days of the receipt thereof or (b) the amount of any reduction in Taxes of the Acquired Group attributable to any Tax Attribute within 5 days of the utilization of such Tax Attribute.



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                  To the extent that this Article V conflicts with Section 4.6 hereof, this Article V shall apply.

                                   ARTICLE VI

                                   TAX CLAIMS

         6.1 General. New Gaylord shall have sole control over all Tax Claims with respect to any Tax Return which New Gaylord is responsible for preparing (or causing to be prepared) pursuant to this Agreement, and GEC shall have sole control over all Tax Claims with respect to any Tax Return which GEC is responsible for preparing (or causing to be prepared) pursuant to this Agreement. The party controlling a Tax Claim pursuant to this Section 6.1 shall have the sole right to contest, litigate and Dispose of such Tax Claim and to employ counsel of its choice at its sole expense; provided, however, that the other party may participate in (but not control) the defense of any such Tax Claim at its own expense. If, pursuant to this Section 6.1, a Tax Claim presents issues for which both parties may be liable pursuant to this Agreement or an issue which affects both the Distributed Business and the Acquired Business, the party controlling such Tax Claim shall not litigate or Dispose of such Tax Claim without the prior written consent of the other party, which shall not be unreasonably withheld or delayed.

         6.2 Tax Claim Management. (a) GEC or New Gaylord, as the case may be, shall promptly notify the other party in writing of any Tax Claim that may reasonably be likely to result in liability of the other party under this Agreement. With respect to any such Tax Claim, the party not controlling such Tax Claim shall (i) not make any submission to any Tax Authority without offering the other party the opportunity to review it, (ii) not take any action or make (or purport to make) any representations in connection with such Tax Claim with respect to issues affecting the other party's indemnity hereunder,
(iii) keep the other party informed as to any information that it receives regarding the progress of such Tax Claim, (iv) provide the other party with any information that it receives regarding the nature and amounts of any proposed Disposition of the Tax Claim, (v) permit the other party to participate in all conferences, meetings or proceedings with any Tax Authority in which the indemnified Tax Claim is or may be a subject, and (vi) permit the other party to participate in all court appearances in which the indemnified Tax Claim is or may be a subject. With respect to any Tax Claim relating to a Pre-Distribution Period for which New Gaylord is or may be liable pursuant to this Agreement, GEC shall either file (or cause to be filed) submissions at New Gaylord's direction which appoint (or cause to be appointed) New Gaylord or its authorized representatives as additional authorized representatives entitled to communicate fully with the Internal Revenue Service with respect to such Tax Claim.

         (b) Unless New Gaylord and GEC agree otherwise in writing, GEC shall use its best efforts to keep all Tax Claims arising under federal Tax Returns which GEC is responsible for filing pursuant to Section 2.2 hereof under the jurisdiction of the Nashville, Tennessee district of the Internal Revenue Service. GEC shall promptly notify New


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



Gaylord if any Tax Authority proposes to transfer or contest such a Tax Claim in a district other than the district that includes Nashville, Tennessee and shall cooperate with New Gaylord in taking all reasonable actions to prevent such transfer or contest.

                                   ARTICLE VII

                                   COOPERATION

         Parent, GEC and New Gaylord shall (and shall cause Parent's Subsidiaries, the members of the GEC Group and the New Gaylord Group, respectively, to) cooperate with each other in the preparation and filing of any Tax Returns and the conduct of any audit or other proceeding and each shall execute and deliver such powers of attorney and make available such other documents as are necessary to carry out the intent of this Agreement. Such cooperation shall include, without limitation, (a) making employees available on a mutually convenient basis to provide such assistance as might reasonably be required and (b) providing such information as might reasonably be required in connection with any such Tax Return or proceeding, including, without limitation, records, returns, schedules, documents, work papers or other relevant materials.

         The parties hereto shall use reasonable best efforts to reduce any transfer, sales or other similar Taxes that may be incurred with respect to the transactions contemplated by the Distribution Agreement, the Merger Agreement and the Ancillary Agreements.


                                  ARTICLE VIII

                          RETENTION OF RECORDS; ACCESS

         Parent, each Subsidiary of Parent, the Acquired Group and the New Gaylord Group shall (a) until the expiration of the relevant statutes of limitations (giving effect to any applicable extensions or waivers), retain records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns in respect of Taxes of the Acquired Group or the New Gaylord Group or for a Tax Claim by a Tax Authority relating to such Tax Returns; and (b) give to the other group reasonable access to such records, documents, accounting data and other information (including computer data) and to its personnel (ensuring their cooperation) and premises, with reimbursement by the requesting group of reasonable out-of-pocket costs incurred therewith, for the purpose of the review or audit of such Tax Returns to the extent relevant to an obligation or liability of any party under this Agreement. Prior to destroying any records, documents, data or other information described in this Article VIII, the group wishing to destroy such items shall give the other group a reasonable opportunity to obtain such items (at such other group's expense).



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



                                   ARTICLE IX

                                    DISPUTES

         If the parties disagree as to the calculation of any Tax or the amount of (but not liability for) any payment to be made under this Agreement, the parties shall cooperate in good faith to resolve any such dispute, and any agreed-upon amount shall be paid to the appropriate party. If the parties are unable to resolve any such dispute within 15 days thereafter, such dispute shall be resolved by a "Big Six" accounting firm acceptable to both GEC and New Gaylord. The decision of such firm shall be final and binding. The fees and expenses incurred in connection with such decision shall be shared by GEC and New Gaylord in accordance with the final allocation of the Tax liability in dispute. Following the decision of such accounting firm, the parties shall each take (or cause to be taken) any action that is necessary or appropriate to implement such decision, including, without limitation, the filing of amended Tax Returns and the prompt payment of underpayments or overpayment, with interest calculated on such underpayments or overpayment at the Underpayment Rate from the date such payment was due.

                                    ARTICLE X

                                    SURVIVAL

         Notwithstanding any other provision in this Agreement to the contrary, the rights and obligations provided for in this Agreement shall not terminate any earlier than the expiration of the applicable statute of limitation for the relevant taxable periods in question (giving effect to any applicable waivers or extensions). All other covenants under this Agreement shall survive indefinitely.

                                   ARTICLE XI

                            MISCELLANEOUS PROVISIONS

         11.1 Transfer Taxes. New Gaylord shall prepare (or cause to be prepared) and timely file (or cause to be timely filed) with the appropriate Tax Authority all Tax Returns with respect to Transfer Taxes imposed with respect to the Restructuring, the Distribution and the Merger. New Gaylord shall pay (or cause to be paid) all Transfer Taxes attributable to the Restructuring and the Distribution. New Gaylord, on the one hand, and GEC and Parent, on the other hand, shall share equally the liability for all Transfer Taxes attributable to the Merger. Notwithstanding anything in this Section 11.1 to the contrary, if any member of the Acquired Group is required to file a Tax Return in respect of Transfer Taxes, then New Gaylord shall deliver to GEC the prepared Tax Return together with the amount of Taxes shown to be due on such Tax Return and for which New Gaylord is liable at least 5 days prior to the Due Date thereof and Parent or GEC shall timely file (or cause to be timely filed) with the appropriate Tax Authority such Tax Return as prepared by New


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



Gaylord and remit to such Tax Authority the amount of Transfer Taxes shown to be due on such Tax Return.

         11.2 Interest on Late Payments. Any payment required by this Agreement which is not made on or before the date required to be made hereunder shall bear interest after such date at the Underpayment Rate.

         11.3 Determination and Characterization of Payments. (a) All indemnification payments under this Agreement shall be determined on a pre-Tax basis, i.e., without regard to the Tax consequences to the indemnified party of making a payment that is indemnified by another party under this Agreement or of receiving a payment under this Agreement as indemnification therefor.

         (b) The payments made pursuant to this Agreement shall be treated as occurring immediately before the Distribution, and no member of the New Gaylord Group and the Acquired Group and none of the Subsidiaries of any such member and none of Parent and its Subsidiaries shall take any position inconsistent with such treatment before any Tax Authority, except to the extent that a Final Determination with respect to the recipient party causes any such payment to not be so treated.

         11.4 Notices and Governing Law. All notices required or permitted to be given pursuant to this Agreement shall be given, and the applicable law governing the interpretation of this Agreement shall be determined, in accordance with the applicable provisions of the Distribution Agreement.

         11.5 Amendments. This Agreement may not be amended except by an agreement in writing, signed by the parties.

         11.6 Binding Effect; No Assignment; Third Party Beneficiaries. This Agreement shall be binding on, and shall inure to the benefit of, the parties and the respective successors, assigns, and persons controlling any of the corporations bound hereby. Parent and GEC, on the one hand, and New Gaylord, on the other hand, hereby guarantee the performance of all actions, agreements and obligations provided for under this Agreement of GEC's Subsidiaries and New Gaylord's Subsidiaries, respectively. Parent and GEC, on the one hand, and New Gaylord, on the other hand, shall, upon the written request of any other party, cause any of their respective Subsidiaries (but in the case of Parent, only GEC and its Subsidiaries and their respective successors) to execute this Agreement. No party to this Agreement shall assign any of its rights or delegate any of its duties under this Agreement without the prior written consent of New Gaylord, in the case of Parent or GEC, and GEC, in the case of New Gaylord. No person (including, without limitation, any employee of a party or any stockholder of a party) shall be, or shall be deemed to be, a third party beneficiary of this Agreement.



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



         11.7 Entire Agreement. This Agreement constitutes the entire agreement of the parties concerning the subject matter hereof and supersedes all prior agreements, whether or not written, concerning such subject matter. To the extent that the provisions of this Agreement are inconsistent with the provisions of the Distribution Agreement, the provisions of this Agreement shall prevail.

         11.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute together the same document.



                           [SIGNATURE PAGE TO FOLLOW]


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



                  IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


                                    GAYLORD ENTERTAINMENT COMPANY



                                    By   /s/ Terry E. London
                                        ----------------------------------
                                        Terry E. London
                                        President and Chief Executive Officer


                                    NEW GAYLORD ENTERTAINMENT COMPANY



                                    By   /s/ Carl Kornmeyer
                                        ----------------------------------
                                        Carl Kornmeyer
                                        Vice President and President-
                                        Communications



                                    WESTINGHOUSE ELECTRIC CORPORATION


                                    By    /s/ Frederic G. Reynolds
                                        ----------------------------------
                                        Frederic G. Reynolds
                                        Executive Vice President, Chief
                                        Financial Officer


                                       17